DocuSign Envelope ID: B5837B08-F2A0-4AB9-BF5B-6A3AAAEA07F1

Agreement and Release between Ethan Rudin and Warehouse Goods LLC

1.Whether or not you execute this Agreement, your employment with Warehouse Goods LLC (the “Company”) terminated on August 1, 2020. You will be paid for all services rendered up to your last day of employment with the Company. Your health benefits shall terminate on August 31st, 2020. You may be entitled to continue your medical coverage, at your own expense, pursuant to COBRA’s terms. Your rights, if any, under COBRA to continue your health benefits at your own expense will be explained under separate cover.

2.As full consideration for your execution of and compliance with this Agreement and your release of all claims against the Company as set forth in Paragraph 3 below, the Company agrees to provide you with (i) a severance payment of $100.000.00; (ii) the accelerated vesting of 19,060 Common Units of Greenlane Holdings, LLC; and (iii) reimbursement for the reasonable, documented expenses of moving out of your apartment in Boca Raton, Florida (collectively, the “Severance Payment”). The Company shall pay the Severance Payment as salary continuation in accordance with the Company’s payroll practices after this Agreement becomes irrevocable pursuant to Paragraph 17 below. The Company will deduct from the Severance Payment withholding taxes and other deductions which it is required by law to make from wage payments to employees. Except as set forth in this Paragraph and Paragraph 1, you shall receive no other salary, sick, vacation or personal leave or benefits from the Company. You shall also receive reimbursement for any outstanding, pre-approved reimbursable expenses incurred. You acknowledge that unless you enter into this Agreement, you would not otherwise receive any severance benefits from the Company. The Company’s provision to you of the Severance Payment is not, and should not be construed as, an admission of liability or wrongdoing by the Company.

3.In consideration for the Severance Payment, which you acknowledge to be good and valuable consideration, you knowingly and voluntarily release and forever discharge the Company, any of its parents, subsidiaries, divisions, and related companies, and any of its past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their predecessors, successors and assigns (the “Releasees”) from any and all complaints, causes of action, or claims for relief, of any nature whatsoever, known or unknown (the “Release”). This Release includes, without limitation, any rights or claims relating in any way to your employment relationship with any of the Releasees, or the termination thereof, including any claim arising under any offer letter and/or employment agreement which you may or may not have executed, the Profits Interest Holder Agreement between you and Greenlane Holdings, LLC, the Amended and Restated Profits Interest Award Agreement, or arising under any statute or regulation, including, but not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (ADEA), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (ADA), which prohibits discrimination in employment by reason of disability; the Employee Retirement Income Security Act (ERISA), which protects employees’ interests in certain health and retirement benefits; the Family and Medical Leave Act (FMLA), which protects employees’ rights to take certain leave periods; the Fair Labor Standards Act (FLSA), which protects
3499419

DocuSign Envelope ID: B5837B08-F2A0-4AB9-BF5B-6A3AAAEA07F1

employees’ wages and regulates hours; the Federal Wiretap Act, the Electronic Communications Privacy Act, and the Stored Communications Act, all of which protect privacy; or any other federal, state, or local laws or regulations which govern the workplace, including, without limitation, the Florida Civil Rights Act, Florida Whistleblower Protection Act, Florida Workers’ Compensation Law Retaliation provision, Florida Wage Discrimination Law, Florida Minimum Wage Act, Florida Equal Pay Law, Florida AIDS Act, Florida Discrimination on the Basis of Sickle Cell Trait Law, Florida OSHA, the Florida Constitution, the Florida Fair Housing Act, Miami-Dade County Code, Chapter 11A, Broward County Human Rights Act, Palm Beach County Code, Article VI, or any other state, federal or local statute or regulation which may be applicable to the Company. This Release also includes any and all claims for wrongful discharge, defamation, intentional tort, invasion of privacy, and breach of contract, implied or otherwise. This Release includes both claims that you know about and those you may not know about. You represent that as of the date of your execution of this Agreement, you have incurred no disability or injury in relation to or as a result of your employment and assert no claim for any form of compensation for such disability, injury or job-related condition. For avoidance of doubt, this Section 3 shall not have any impact on your ability to enforce your rights as set forth in the Indemnification Agreement executed between you and Greenlane Holdings, Inc, dated as of April 17, 2019 (the “Indemnification Agreement”).

4.You warrant that you have not filed any complaint, charge or claim for relief (collectively, a “Lawsuit”) against any of the Releasees with any local, state or federal court or administrative agency. You promise never to file a Lawsuit asserting any claims that are released in Paragraph 3. Nothing in this Agreement shall prevent you from participating in or cooperating with any investigation or administrative proceeding conducted by the Florida Commission on Human Relations, the Equal Employment Opportunity Commission, or any other state or federal administrative agency. However, in the event that a Lawsuit against any of the Releasees is filed with or instituted by any such agency, you expressly waive and shall not accept any monetary damages or award arising from said Lawsuit. Additionally, nothing in this Agreement prohibits or restricts you (or your attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement or its underlying facts or circumstances or a possible securities law violation. This Agreement does not limit your right to receive an award for information provided to the SEC or FINRA. If you break your promise set forth in this Paragraph, you will pay for all costs incurred by the Releasees, including their reasonable attorneys’ fees, in defending against your claims. You shall also repay to the Company the entire amount of the gross amounts you received pursuant to Paragraph 2 above. This Paragraph does not apply to a claim under the Older Workers’ Benefit Protection Act (OWBPA) challenging the validity of the release of ADEA claims in Paragraph 3.

5.You hereby waive any right to and agree not to apply or reapply for employment and agree that the Company has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future. The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event you obtain such employment, to terminate such employment.

DocuSign Envelope ID: B5837B08-F2A0-4AB9-BF5B-6A3AAAEA07F1

6. (a)    You promise not to discuss or disclose the terms of your separation from the Company or the amount or nature of the benefits paid to you under this Agreement to any person other than your family members and your attorney and/or financial advisor, should one be consulted, as well as any governmental entity, provided that those to whom you may make such disclosure agree to keep said information confidential and not disclose it to others. Except as otherwise required by law, the Company promises not to discuss or disclose the terms of your separation from the Company or the amount or nature of the benefits paid to you under this Agreement to any person other than the Company’s attorneys, auditors, financial advisors, should one be consulted, as well as any governmental entity, provided that those to whom the Company may make such disclosure agree to keep said information confidential and not disclose it to others.

(b)     You and the Company each shall not disparage or make any statement which might adversely affect the reputation of the Releasees and You, respectively. For the purpose of this Paragraph, the term “disparage” shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner..

7. (a)    You agree that you have had access to the Company’s confidential information, including, but not limited to all proprietary information, data, trade secrets, and know- how, including, without limitation, research, client lists, markets, marketing and other plans, and financial data (“Confidential Information”), that said Confidential Information is valuable to the Company, and that the unauthorized release of that Confidential Information would cause serious damage to the Company. You agree that you shall not disclose any of the Company’s Confidential Information or trade secrets without the Company’s written consent, and that the Employee Proprietary Rights and Confidentiality Agreement executed by you on February 25, 2019 (the “NDA”) remains in full force and effect and is incorporated herein by reference. All written materials, records and documents made by you or coming into your possession during your employment by the Company concerning the business or affairs of the Company and/or its Confidential Information are the sole property of the Company and you shall immediately deliver the same to the Company. You agree that you have or will immediately return any Company property in your possession, including laptop computers, calling cards, cell phones, credit cards, keys, and identification badges.

(b)     Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. You shall promptly provide written notice of any such order to an authorized officer of the Company.

(c)     Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

DocuSign Envelope ID: B5837B08-F2A0-4AB9-BF5B-6A3AAAEA07F1

i.You will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

ii.If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you: (1) file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

8.You expressly acknowledge that the terms of Paragraphs 6 and 7 are integral to this Agreement and that if you break any of your promises set forth in these Paragraphs you must pay to the Company the entire amount of the gross amount you received pursuant to Paragraph 2 above, as well as all damages incurred by the Releasees, including attorneys’ fees resulting from your breach of these promises.

9.You agree that you will cooperate with the Company (or its parents, subsidiaries, affiliates or related entities) and its legal counsel in connection with any matters in which you have been involved and/or of which you have knowledge. Such cooperation shall include, without limitation, answering questions and helping to transition your duties and assignments to other employees of the Company. In addition, you will cooperate with any current or future investigation or litigation relating to any matter with which you were involved while providing services to the Company, of which you have knowledge, or which occurred while you were providing services to the Company. The Company will make good-faith efforts to provide you with reasonable notice, whenever possible, of the need for your cooperation.

10.This Agreement is intended to comply with the requirements of Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A. A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your “separation from service” you are a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your “separation from service.” Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

DocuSign Envelope ID: B5837B08-F2A0-4AB9-BF5B-6A3AAAEA07F1

11.This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the laws of the State of Florida, without regard to conflicts of law provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of Florida and the federal courts of the United States of America located in the County of Palm Beach solely in respect of the interpretation and enforcement of the provisions of this Agreement. Disputes arising under and in connection with this Agreement shall be heard in the State of Florida, County of Palm Beach or in such other place as the parties hereto may agree, unless applicable law requires otherwise.

12.This is the entire agreement between you and the Company regarding the termination of your engagement. All writings and agreements between you and the Company or any of the Company’s affiliates, including any offer letter and/or employment agreement which you may or may not have executed, are hereby terminated. You acknowledge that neither the Company nor any of the Releasees have made any promises to you other than those contained in this Agreement.

13.This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A facsimile signature shall be as valid and binding as an original.

14.No breach of any provision(s) of this Agreement may be waived unless in writing. This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the amendment.

15.If any provision of this Agreement is determined to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

DocuSign Envelope ID: B5837B08-F2A0-4AB9-BF5B-6A3AAAEA07F1

16.You understand that the Company has given you a period of twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of this twenty-one (21) day period as you wish prior to signing.

17.You may revoke this Agreement within seven (7) days of the date on which you sign it by delivering a written notice of revocation to Douglas Fischer, General Counsel at 1095 Broken Sound Parkway NW, Suite 300, Boca Raton, FL 33487, dfischer@gnln.com no later than the close of business on the seventh day after you sign and deliver this Agreement to the Company. If you revoke this Agreement, it will not be effective or enforceable, and the Company will not provide you with the benefits described in Paragraph 2.

18.The Company encourages you to consult with an attorney before signing this Agreement. You understand that whether or not you do so is your decision.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND RELEASE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU.

WAREHOUSE GOODS LLC			ACCEPTED AND AGREED:
By:
Roger Carthew, VP of People and Culture			Ethan Rudin
Date:	8/18/2020	Date:	8/18/2020